Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statements of Solowin Holdings and its subsidiaries (collectively the “Company”) on Form S-8 (No. 333-275337) and Form F-3 (No. 333-282552 and No. 333-290894) of our report dated on July 31, 2026, relating to our audits of the accompanying consolidated balance sheets of the Company as of March 31, 2026, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the year ended March 31, 2026.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

July 31, 2026